CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of CM Advisors Family of Funds and to the use of our report dated April 28, 2016 on the financial statements and financial highlights of the CM Advisors Fund, CM Advisors Small Cap Value Fund, and CM Advisors Fixed Income Fund, each a series of shares of beneficial interest in the CM Advisors Family of Funds.   Such financial statements and financial highlights appear in the February 29, 2016 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
June 27, 2016